EXHIBIT 99
UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503-1203
FOR IMMEDIATE RELEASE
Contact:
Patrick A. Kelly
Chief Financial Officer
(330) 742-0500, Ext. 2592
United Community Financial Corp. Announces Earnings for the First
Quarter Ended March 31, 2007.
YOUNGSTOWN, Ohio (April 25, 2007) – United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company (Home Savings) and Butler Wick Corp. (Butler Wick), today reported net income of $4.7 million, or $0.16 per diluted share, for the three months ended March 31, 2007, compared to $6.1 million, or $0.21 per diluted share, for the three months ended March 31, 2006. Return on average equity for the three months ended March 31, 2007 was 6.49% compared to 9.06% for the same period in 2006. Return on average assets was 0.69% for the three months ended March 31, 2007. Return on average assets was 0.97% for the three months ended March 31, 2006.
Chairman and Chief Executive Officer Douglas M. McKay commented, “When comparing the first quarter of 2007 with the same period last year, two challenges are very apparent—the movement of the net interest margin and asset quality. We will continue to address these challenges to meet our goals for 2007.”
First Quarter Results
Net interest income for the three months ended March 31, 2007 was $19.4 million compared to $20.7 million for the three months ended March 31, 2006. An increase of $3.9 million in interest earned on loans was exceeded by an increase in interest paid on deposits of $4.3 million, an increase in interest paid of $717,000 on Federal Home Loan Bank advances and $469,000 in interest paid on repurchase agreements and other borrowings.
Net interest margin for the three months ended March 31, 2007 was 3.03% compared to 3.44% for the three months ended March 31, 2006. The decrease in the margin of 41 basis points is largely due to the migration of checking and savings balances to higher cost money market accounts and certificates of deposit. To a lesser extent, the margin is being affected by an increase in nonperforming loans.

The Company recorded a provision for loan losses of $2.3 million during the first quarter of 2007 compared to $738,000 for the same period in 2006. This increase of $1.6 million in the provision for loan losses can be attributed to deterioration of two commercial loan relationships totaling $2.7 million which are secured by marine related assets. These relationships, both of which are considered impaired, will be monitored and evaluated closely by management for any additional deterioration.
Non-interest income was $11.4 million, an increase of $1.6 million, for the first quarter of 2007, compared to $9.8 million recorded for the first quarter of 2006. This change results from many factors, including higher income from brokerage commissions and gains on loans sold.
Non-interest expense increased $886,000 for the quarter ended March 31, 2007, compared to the quarter ended March 31, 2006. The change results from an increase in salaries and employee benefits of $758,000 along with increases in occupancy expense, equipment and data processing expense and franchise tax expense. These increases were offset partially by decreases in advertising expense and core deposit intangible amortization expense.
Financial Condition
Total assets increased $9.5 million to $2.7 billion at March 31, 2007, compared to December 31, 2006. This change was due to increases in securities of $15.8 million and net loans of $1.4 million. These increases were offset partially by a decrease in loans held for sale of $12.9 million.
In the first quarter of 2007, growth of $1.4 million occurred in the loan portfolio, net of allowance for loan losses. Real estate loans increased $28.1 million and consumer loans increased $3.6 million. These increases were offset by a decrease in construction loans of $14.3 million and a decrease in commercial loans of $14.7 million.
The allowance for loan losses was $18.6 million at March 31, 2007, compared to $17.0 million at December 31, 2006 as a result of a provision of $2.3 million which was offset by net loan chargeoffs for the three months ended March 31, 2007 of $718,000 compared to $480,000 for the three months ended March 31, 2006. Management estimates the allowance required based on an analysis using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations, estimated collateral values, general economic conditions in the market area and other factors. The allowance for loan losses as a percentage of total loans was 0.82% at March 31, 2007, and 0.75% at December 31, 2006.
Non-performing loans consist of loans past due 90 days or more, loans past due less than 90 days that are on non-accrual status, and restructured loans. Non-performing loans increased $1.7 million from $54.8 million at December 31, 2006 to $56.5 million at March 31, 2007. The change in the level of nonperforming loans, while not being affected by the commercial relationships mentioned above, is being increased by the construction loan segment of the portfolio. The Company believes the impact on the allowance for loan losses will not be significant recognizing the collateral value of the real estate remains above the current loan balances. Management continues to pursue aggressively the resolution of all nonperforming loans.
The growth in assets was funded by an increase in liabilities of $10.0 million. During the first quarter of 2007, the Company experienced increases in money market accounts and other checking accounts aggregating $24.4 million and an increase in repurchase agreements and other borrowings of $39.7 million, which were partially offset by a decrease in certificates of deposit of $15.5 million and savings deposits of $883,000 and in advances from the Federal Home Loan Bank of $41.2 million.
Shareholders’ equity decreased $538,000 during the quarter ending March 31, 2007. The decrease was attributable to purchases of treasury stock during the period and dividend payments made to shareholders, which were substantially offset by net income for the period. Book value per share and tangible book value per share as of March 31, 2007, were $9.16 and $8.02, respectively. For the period ending December 31, 2006, book value per share and tangible book value per share were $9.08 and $7.95, respectively.
Home Savings and Butler Wick are wholly owned subsidiaries of the Company. Home Savings operates 38 full service banking offices and 5 loan production offices located throughout Ohio and Western Pennsylvania. Butler Wick has 21 offices providing full service retail brokerage, capital markets and trust services throughout Ohio and Western Pennsylvania. Additional information on the Company, Home Savings and Butler Wick may be found on the Company’s web site: www.ucfconline.com.
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When used in this press release the words or phrases “believes”, “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings’ market area, demand for investments in Butler Wick’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

	As of	As of
	March 31, 2007	December 31, 2006
	(Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
Cash and cash equivalents	$35,274	$35,637
Securities	264,071	248,317
Federal Home Loan Bank stock, at cost	25,432	25,432
Loans held for sale	14,017	26,960
Loans:
Real estate	1,422,214	1,393,814
Construction	399,844	414,141
Consumer	349,171	345,607
Commercial	102,286	116,952
Allowance for loan losses	(18,562)	(16,955)

Net loans	2,254,953	2,253,559
Real estate owned and other repossessed assets	6,370	3,242
Goodwill	33,593	33,593
Core deposit intangible	1,434	1,534
Cash surrender value of life insurance	23,360	23,137
Other assets	54,508	52,134

Total assets	$2,713,012	$2,703,545

LIABILITIES
Deposits:
Interest-bearing	$1,725,073	$1,720,426
Noninterest-bearing	106,244	102,509
Federal Home Loan Bank advances	424,038	465,253
Repurchase agreements and other	138,249	98,511
Other liabilities	38,613	35,513

Total liabilities	2,432,217	2,422,212

SHAREHOLDERS’ EQUITY
Preferred stock-no par value; 1,000,000 shares authorized and unissued
Common stock-no par value; 499,000,000 shares authorized; 37,804,457 issued	146,232	145,834
Retained earnings	222,412	220,527
Accumulated other comprehensive income (loss)	(858)	(1,296)
Unearned employee stock ownership plan shares	(10,831)	(11,287)
Treasury stock, at cost; 7,158,853 and 6,827,143 shares, respectively	(76,160)	(72,445)

Total shareholders’ equity	280,795	281,333

Total liabilities and shareholders’ equity	$2,713,012	$2,703,545

Book value per share	$9.16	$9.08
Tangible book value per share	$8.02	$7.95

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended
	March 31,
	2007	2006
	(Dollars in thousands, except per share data)
SELECTED EARNINGS DATA (UNAUDITED):

Interest income	$42,825	$38,626
Interest expense	23,424	17,936

Net interest income	19,401	20,690

Provision for loan losses	2,325	738
Noninterest income:
Brokerage commissions	6,240	5,000
Service fees and other charges	3,573	3,197
Underwriting and investment banking	33	30
Net gains (losses):
Securities	5	44
Loans sold	663	563
Other	(24)	4
Other income:	927	972

Total noninterest income	11,417	9,810

Noninterest expense:
Salaries and employee benefits	14,282	13,524
Occupancy	1,148	1,108
Equipment and data processing	2,315	2,259
Amortization of core deposit intangible	100	133
Other noninterest expense	3,397	3,332

Total noninterest expense	21,242	20,356

Income before taxes	7,251	9,406
Income taxes	2,581	3,273

Net income	$4,670	$6,133

Basic earnings per share	$0.16	$0.21
Diluted earnings per share	$0.16	$0.21
Dividends paid per share	$0.095	$0.09

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended	Three Months Ended	Three Months Ended
	March 31,	December 31,	September 30,
	2007	2006	2006
	(Dollars and share data in thousands)
AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

Net loans (including allowance for loan losses of $18,562, $16,955 and $16,582, respectively)	$2,254,767	$2,247,958	$2,214,216
Loans held for sale	23,182	28,649	39,855
Securities	254,048	227,943	215,377
Margin accounts	—	16	13,766
Other interest-earning assets	32,099	32,224	28,449
Total interest-earning assets	2,564,096	2,536,790	2,511,663
Total assets	2,703,439	2,677,818	2,651,565
Certificates of deposit	1,150,602	1,140,926	1,119,756
Interest-bearing checking, demand and savings accounts	572,133	559,322	558,389
Other interest-bearing liabilities	552,062	557,785	562,849
Total interest-bearing liabilities	2,274,797	2,258,033	2,240,994
Noninterest-bearing deposits	101,836	97,116	96,905
Total noninterest-bearing liabilities	140,720	136,214	133,187
Total liabilities	2,415,517	2,394,247	2,374,181
Shareholders’ equity	287,922	283,571	277,384
Common shares outstanding for basic EPS calculation	29,126	29,096	28,999
Common shares outstanding for diluted EPS calculation	29,457	29,493	29,381

SUPPLEMENTAL LOAN DATA:

Loans originated	$197,203	$270,843	$247,363
Loans purchased	51,026	54,384	65,151
Loans sold	61,505	57,469	71,311
Loan chargeoffs	854	1,046	920
Recoveries on loans	136	98	56

	As of	As of	As of
	March 31,	December 31,	September 30,
	2007	2006	2006
	(Dollars in thousands)
SUPPLEMENTAL DATA:

Nonaccrual loans	$53,537	$52,646	$35,617
Restructured loans	2,833	1,385	1,026
Real estate owned and other repossessed assets	6,370	3,242	3,679
Total nonperforming assets	62,902	58,069	41,552
Mortgage loans serviced for others	870,222	861,543	879,745
Securities trading, at fair value	4,451	10,786	4,514
Securities available for sale, at fair value	259,620	237,531	209,794
Federal Home Loan Bank stock, at cost	25,432	25,432	25,053

Number of full time equivalent employees	809	807	816

REGULATORY CAPITAL DATA:

Tier 1 leverage ratio	7.80%	7.68%	8.67%
Tier 1 risk-based capital ratio	9.68%	9.49%	10.64%
Total risk-based capital ratio	11.95%	11.70%	11.43%